Exhibit 99.1

urban-gro, Inc. Reports Record Backlog Heading into 2023 and Reaffirms Fourth Quarter 2022 Financial Guidance

Record signed project backlog of approximately $87 million as of December 31, 2022

Reaffirms fourth quarter 2022 revenue and Adjusted EBITDA1 guidance

LAFAYETTE, Colo., January 9, 2023 – urban-gro, Inc. (Nasdaq: UGRO), an integrated professional services and design-build firm offering solutions to the Controlled Environment Agriculture (“CEA”) and commercial sectors, today reported record backlog entering its 2023 fiscal year and reaffirmed its financial guidance for fourth quarter 2022.

“We have demonstrated through our record backlog entering 2023 and reaffirmed fourth quarter 2022 financial guidance that we can continue to deliver growth in the face of broader market headwinds due to our integrated solutions and sector diversification efforts,” commented Bradley Nattrass, Chairman and CEO of urban-gro. “As we move into 2023, our team is aligned and laser-focused on scaling the Company to service the increased demand that is evidenced by the signed contracts present in our record backlog. We are experiencing continued momentum in our commercial design-build and services businesses.”

Record Fourth Quarter 2022 Backlog of Approximately $87 million

The Company expects to enter 2023 with record consolidated backlog of approximately $87 million, a sequential increase of approximately $20 million from third quarter 2022.

Reaffirms Fourth Quarter 2022 Guidance

The Company is reaffirming its expectation for fourth quarter 2022 guidance, with revenue of approximately $17 million and Adjusted EBITDA of approximately ($1.5) million.

2023 ICR Conference Fireside Chat Tuesday, January 10, 2023 at 3:00 pm ET:

Bradley Nattrass, Chairman and CEO of urban-gro, will participate in a fireside chat on Tuesday, January 10 at 3:00 pm ET in Palazzo E. Additionally, management will be available for investor meetings with registered participants on Monday, January 9 and Tuesday, January 10. A live audio webcast of the fireside chat will be accessible in the News & Events section on the Company’s Investor Relations website at ir.urban-gro.com.

To schedule a one-on-one meeting with management at these conferences, attendees should contact investors@urban-gro.com or their conference host representative.

1Use of Non-GAAP Financial Information

We define Adjusted EBITDA as net income (loss) attributable to urban-gro, Inc., determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses including, but not limited to, interest income and expense, income taxes, depreciation of tangible assets, amortization of intangible assets, impairment of investments, unrealized exchange losses, debt forgiveness and extinguishment, stock-based compensation expense, one-time and non-recurring expenses, and acquisition costs that we do not believe reflect our core operating performance. We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure, and it is not a substitute for net income (loss), income (loss) from operations, cash flows from operating activities or any other measure prescribed by GAAP. At the present time, a reconciliation of estimated net income (loss) to estimated Adjusted EBITDA is not available without unreasonable efforts.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. We believe that Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance.

There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business.

Definitions:

Consolidated backlog is unrealized revenue represented by contractually committed construction design-build, equipment systems, and service orders.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is an integrated professional services and design-build firm. We offer value-added architectural, engineering, and construction management solutions to the Controlled Environment Agriculture (“CEA”), industrial, healthcare, and other commercial sectors. Innovation, collaboration, and creativity drive our team to provide exceptional customer experiences. With offices across North American and in Europe, we deliver Your Vision – Built. Learn more by visiting www.urban-gro.com.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believe,” “will,” “expect,” “anticipate,” “may,” “project” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The forward-looking statements in this press release include, without limitation, financial projections, future events, business strategy, future performance, future operations, future demand, backlog, estimated revenues and losses, prospects, plans and objectives of management. These and other forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including, among others, our ability to successfully manage and integrate acquisitions, our ability to accurately forecast revenues and costs, competition for projects in our markets, our ability to predict and respond to new laws and governmental regulatory actions,, our ability to successfully develop new and/or enhancements to our product offerings and develop a product mix to meet demand, risks related to adverse weather conditions, supply chain issues, rising interest rates, economic downturn or other factors that could cause delays or the cancellation of projects in our backlog or our ability to secure future projects, our ability to maintain favorable relationships with suppliers, risks associated with reliance on key customers and suppliers, our ability to attract and retain key personnel, results of litigation and other claims and insurance coverage issues, risks related to our information technology systems and infrastructure, our ability to maintain effective internal controls, our ability to execute on our strategic plans, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2023, particularly our growth initiatives. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Investor Contacts:

Dan Droller - urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

(720) 730-8160

investors@urban-gro.com

Media Contact:

Mark Sinclair – MATTIO Communications

(650) 269-9530

urbangro@mattio.com